Exhibit 5.1


                                                                   1001 MCKINNEY
                                                                      18th FLOOR
                                                            HOUSTON, TEXAS 77002

FRANKLIN, CARDWELL & JONES                                713.222.6025 TELEPHONE
A PROFESSIONAL CORPORATION                                713.222.0938 FACSIMILE

                                                                       INTERNET:
                                                              http://www.fcj.com
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Februrary 18, 2005


Dyna Group International, Inc.
1661 S. Seguin Street
New Braunfels, TX 78130


Gentlemen:

We have acted as counsel to Dyna Group International, Inc. (the "Company"), a Nevada corporation, and have participated in the preparation and adoption of the 2005 Stock Compensation Plan (the "Plan") and the preparation of a Registration Statement on Form S-8 (the "Registration Statement") with respect to 750,000 shares (the "Shares") of Common Stock, $.001 par value per share, of the Company to be offered to directors, officers, employees and consultants of the Company pursuant to the Plan.

It is my opinion that the Shares have been duly authorized and that, when issued either pursuant to a grant of a stock award, upon the exercise of an option or the conversion of a warrant granted pursuant to the Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our opinion regarding the legality of 750,000 shares of Dyna Group International, Inc. Common Stock, $.001 par value per share, to be issued upon either the grant of stock awards, exercise of options or conversion of warrants granted pursuant to the 2005 Stock Compensation Plan.


/s/ Franklin, Cardwell & Jones
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FRANKLIN, CARDWELL & JONES